Exhibit 99.1

Renalytix plc

(“Renalytix” or the “Company”)

Result of General Meeting

LONDON and NEW YORK, 31 October 2024 - Renalytix plc (LSE: RENX) (OTCQB: RNLXY), an artificial intelligence-enabled in vitro diagnostics company, focused on optimizing clinical management of kidney disease to drive improved patient outcomes and advance value-based care, announces that, at the General Meeting (“GM”) held earlier today, all resolutions were passed. Further details of each of the resolutions are set out in the Circular that contains the Notice of General Meeting, which was sent to the Company’s shareholders on 11 October 2024.

The results of the GM are detailed below:

	In favour		Against		Withheld
Resolution	Votes	%	Votes	%	Votes
1	101,692,587	98.73	1,311,467	1.27	41,789
2	102,375,306	99.85	157,078	0.15	513,459
3	101,675,617	98.71	1,326,507	1.29	43,719

For further information, please contact:

Renalytix Plc	www.renalytix.com
James McCullough, CEO	Via Walbrook PR

Stifel Nicolaus Europe Limited (Nominated Adviser and Joint Broker)	Tel: 020 7710 7600
Nicholas Moore / Nick Harland / Ben Good

Oberon Capital (Joint Broker and Sole Bookrunner)	Tel: 020 3179 5300
Mike Seabrook / Nick Lovering / Jessica Cave

Walbrook PR Limited	Tel: 020 7933 8780 or renalytix@walbrookpr.com
Alice Woodings	Mob: 07407 804 654

CapComm Partners	Tel: 415-389-6400 or investors@renalytix.com
Peter DeNardo

The person responsible for making this Announcement on behalf of the Company is

James McCullough, Chief Executive Officer.

About Renalytix plc

Renalytix (LSE: RENX) (OTCQB: RNLXY) is an artificial intelligence enabled in-vitro diagnostics and laboratory services company that is the global founder and leader in the field of bioprognosis™ for kidney health. In late 2023, our kidneyintelX.dkd test was recognized as the first and only FDA-authorized prognostic test to enable early-stage CKD (stages 1-3b) risk assessment for progressive decline in kidney function in T2D patients. By understanding how disease will progress, patients and clinicians can take action earlier to improve outcomes and reduce overall health system costs. For more information, visit www.renalytix.com.